                                                                     EXHIBIT 2.2


                               AMENDMENT NO. 1 TO
                           AGREEMENT TO ISSUE STOCK IN
                           UNIFAB INTERNATIONAL, INC.


         This agreement is entered into on the date set forth below by and among UNIFAB International, Inc., a Louisiana corporation, Professional Industrial Maintenance, LLC (ALLC@), and Don E. Spano, Jr. (ASpano@).

         WHEREAS, the Company and Spano are parties to that certain Agreement to Issue Stock in UNIFAB International, Inc. dated as of February 5, 1998 (the AOriginal Agreement@); and

         WHEREAS, pursuant to the Original Agreement 26,405 shares (the A26,405 Shares@) of the Company=s common stock (having a value of $500,000, as determined in the Original Agreement) were to be issued to LLC in partial consideration of the rights and assets transferred on February 5, 1998 by LLC to the Company=s wholly owned subsidiary, PIM, LLC (the ASubsidiary@); and

         WHEREAS, the parties desire to amend and reaffirm in certain respects the provisions of the Original Agreement, as provided for herein;

         NOW, THEREFORE, in consideration of the premises and of the agreements set forth below, the parties hereto agree as follows:

         1. The parties hereto acknowledge and agree that Spano is a party to the Original Agreement and has the rights and is bound by the obligations provided for therein with respect to him.

         2. The parties hereto agree that 3,000 of the 26,405 Shares, in lieu of being delivered by Subsidiary to LLC, will instead be issued directly by the Company to not more than six former employees of LLC, each of whom has become an employee of the Company, which shares will be subject to such reasonable restrictions as shall be determined by the board of directors of the Company and will be registered with the Securities and Exchange Commission on Form S-8.

         3. The parties hereto agree that 23,405 of the 26,405 Shares and any additional shares that become issuable under the Original Agreement to LLC upon the meeting of the conditions expressed therein will instead be issued directly to Spano.

         4. The parties hereto agree that paragraph 3 of the Original Agreement is deleted and shall have no force or effect whatsoever.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on this 31st day of March, 1998.


                                                 UNIFAB INTERNATIONAL, INC.

                                                 By: /s/ Peter J. Roman
                                                    ---------------------------
                                                     Name: Peter J. Roman
                                                     Title: Vice President


                                                     PROFESSIONAL INDUSTRIAL
                                                     MAINTENANCE, LLC



                                                 By: /s/ Don E, Spano, Jr.
                                                    ----------------------------
                                                    Don E. Spano, Jr.
                                                    Managing Member


                                                    /s/ Don E. Spano, Jr.
                                                    ----------------------------
                                                    Don E. Spano, Jr.,
                                                    individually